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Investor Contact:          Kurt Harrington 703.312.9647 or kharrington@fbr.com
Media Contacts:            Bob Leahy 703.312.9745 or bleahy@fbr.com or
                           Bill Dixon 703.469.1092 or bdixon@fbr.com


                Friedman, Billings, Ramsey Group, Inc. Announces
                     14 Million Share Buyback Authorization
                 Post-Merger Executive Officer Appointments Made


ARLINGTON,  Va., April 23, 2003 - Friedman,  Billings, Ramsey Group, Inc. (NYSE:
FBR) today announced that the company's board of directors has authorized stock repurchases from time to time of up to 14 million shares of common stock, or approximately 10% of the total shares outstanding.

In separate board actions, Richard J. Hendrix, previously President and COO of FBR Asset Investment Corporation, which merged with FBR Group March 31, was appointed to the position of Chief Investment Officer. As such, he will be responsible for overseeing the company's principal investing activity including mortgage backed securities and merchant banking. Additionally, both Hendrix, 36, and J. Rock Tonkel, 40, Executive Vice President and Head of Investment Banking of Friedman, Billings, Ramsey & Co., Inc., were elected executive officers of FBR Group.

Hendrix and Tonkel will join founders Emanuel J. Friedman and Eric F. Billings, and Chief Operating Officer Robert S. Smith, in forming a Strategic Management Committee to oversee the formation and implementation of the company's strategic initiatives. Among the Committee's responsibilities will be the oversight and approval of capital allocation, new products and business lines, and industry coverage. Mr. Hendrix will co-ordinate the implementation of strategic initiatives approved by the Committee.

Additionally, the board elected Messrs. Friedman and Billings Co-Chairmen and Co-CEOs. Operationally, Mr. Friedman is responsible for the company's alternative asset management business and private client group, while Mr. Billings is responsible for the company's capital markets business (investment banking and institutional brokerage sales and trading), principal investing and mutual funds.

Friedman, Billings, Ramsey Group, Inc. provides investment banking, institutional brokerage, asset management, and private client services through its operating subsidiaries and invests in mortgage-backed securities and merchant banking opportunities. FBR focuses capital and financial expertise on six industry sectors: financial services, real estate, technology, healthcare, energy and diversified industries. FBR, headquartered in the Washington, D.C. metropolitan area, with offices in Arlington, Va. and Bethesda, Md., also has offices in Atlanta, Boston, Charlotte, Chicago, Cleveland, Dallas, Denver, Irvine, London, New York, Portland, San Francisco, Seattle, and Vienna. FBR has elected REIT status for tax purposes. For more information, see http://www.fbr.com.
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